Exhibit 10.12
CERTAIN MATERIAL (INDICATED BY AN ASTERISK) HAS BEEN OMITTED FROM THIS DOCUMENT PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.
PHARMATOP LICENSE AGREEMENT

License Agreement
This agreement (the “Agreement”) is entered into as of the 23rd day of December, 2002 by and among SCR Pharmatop, a civil law partnership organized under the laws of France, having its head office’s address at 10, Square St. Florentin, 78150 Le Chesnay, France, recorded with the Register of Commerce and Companies of Versailles under No. 407552702 (“PHARMATOP”), and Bristol-Myers Squibb Company, a corporation organized under the laws of the State of Delaware, USA, having its head office’s address at 345 Park Avenue, New York, New York 10154 USA (referred to hereafter as “BMS”).
WITNESSETH
WHEREAS, PHARMATOP is the owner of certain patents, patent applications, and know-how relating to parenteral paracetamol formulations;
WHEREAS, PHARMATOP has entered into a license agreement dated April 12, 1999 on these patents, patent applications and know-how covering a certain number of countries in Europe, Africa, the Middle East and Asia with UPSA S.A., a subsidiary of BMS; and
WHEREAS, BMS wishes to acquire an exclusive license under such patents, patent applications, and know-how of PHARMATOP in the Territory (as defined below), and PHARMATOP is willing to grant BMS such an exclusive license under the terms and conditions of this Agreement.
NOW, THEREFORE, in consideration of the above premises and the covenants contained herein, the parties agree as follows:
Article 1—Definitions
The following definitions apply for the purposes of this Agreement:
1.1	The term “Affiliated Companies” shall mean any entity that directly or indirectly controls, is controlled by or is under common control with a Party to this Agreement, and
Execution version 12/23/03

for such purpose “control” shall mean the power to direct or cause the direction of the management or the policies of the entity, whether through the ownership of voting securities, by contract or otherwise.

1.2	The term “Advertising and Promotion” means customary activities that are reasonably incident to the advertising and promotion of the Product in a country in the Territory (it being understood that Phase IV clinical studies are not part of Advertising and Promotion). The term “Advertising and Promotional Costs” means the out-of-pocket costs and expenses paid by BMS or its Affiliates to a Third Party (and a reasonable charge for internal copying expenses for promotional materials).

1.3	The term “Calendar Quarter” shall mean each of the periods of time from (a) January 1 through March 31; (b) April 1 through June 30; (c) July 1 through September 30; and (d) October 1 through December 31.

1.4	The term “Competing Product” means any one or more non-opiate analgesic parenterally-administered liquid solution products, in a stable and readily injectible form for the treatment of post-operative pain (but which can not be another Injectible APAP Product). For purposes of this Agreement, [***] shall be deemed an opiate product, the marketing of which shall not be restricted by this Agreement in any way.

1.5	The term “Derivative” of paracetamol means any compound whose chemical structure is derived from the chemical structure for paracetamol through structural modifications and/or chemical changes that retain those portions of paracetamol’s chemical structure that are known to contribute materially to the activity, specificity and selectivity of paracetamol.

1.6	The term “Diligent Efforts” means the carrying out of obligations or tasks in a sustained manner consistent with the efforts that BMS devotes to a product or a research, development or marketing project of similar market potential, profit potential or strategic value resulting from its own research efforts, based on conditions then prevailing.

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1.7	The term “FDA” shall mean the U.S. FDA or corresponding administrative body in Canada, Mexico, or in any other country elsewhere in the Territory.

1.8	The term “Injectible APAP Product” means any parenterally administered dosage form of paracetamol or propacetamol, or any Derivative thereof, whether alone or in combination with one or more other drugs (as defined, as of the Effective Date, in Section 201 of the United States Federal Food, Drug and Cosmetic Act).

1.9	The term “Licensed Know-how” refers to precautions and procedures required to enable the manufacture of the liquid paracetamol solution, stable and ready for use by injection, that are owned by, controlled by, or licensed (with right to sublicense) to PHARMATOP at any time during the term of this Agreement, whether or not described in the Patent and in the Patent Applications, and that represent Confidential Information of PHARMATOP. The current said precautions and procedures are described in Appendix 5 attached hereto, and made a part hereof.

1.10	The term “Licensed Patents” shall mean (a) the Patent, (b) the Patent Applications, (c) any other patents granted and patent applications applied for in the Territory relating to the manufacture, formulation, use or sale of the Products that are owned by, controlled by, or licensed to PHARMATOP during the term of this Agreement, and (d) any continuations, continuations-in-part, divisions, reissues, re-examinations, extensions, and renewals of any of the patent applications and patents listed in (a)-(c), and all patents which may be granted on any patent applications in (b)-(d) in the Territory.

1.11	The term “Licensed Rights” shall mean the Licensed Patents and the Licensed Know-How.

1.12	The term “Marketing Period” shall mean, for a given country in the Territory, the period running from the first day on which Products are sold in such country until the end of the Agreement with respect to such country.

1.13	The term “NDA” shall mean a new drug application submitted to the FDA seeking approval to manufacture, promote, market, distribute, or sell a Product in a country in the Territory.

1.14	The term “Net Sales” shall mean the total revenue invoiced by BMS, Affiliated Companies, or sub-licensees from the sale of a Product to independent Third Parties less the following amounts: (a) credits, allowances and rebates to, and chargebacks from the account of, such customers for spoiled, damaged, out-dated and returned Product; (b) trade discounts, cash discounts, quantity discounts, rebates and other price reduction programs, and other charge back payments; (c) sales, value-added and other similar taxes (including duties or other governmental charges levied on, absorbed or otherwise imposed on the sales of Products including, without limitation, governmental charges otherwise measured by the billing amount); (d) customs duties, surcharges and other governmental charges incurred in connection with the exportation or importation of the Product; and (e) bad debts on Product sales written off in accordance with generally accepted accounting principles, consistently applied. For the purposes of this definition, samples distributed by BMS, its Affiliates, or sub-licensees to their customers free of charge, and any Product used or provided for clinical or research purposes, shall not be included in Net Sales.

1.15	The term “Patent” shall mean US patent No. 6,028,222 issued on 22nd February 2000, a copy of which is attached hereto in Appendix 1 as Exhibit A and made a part hereof, and any patent or supplementary protection certificate that PHARMATOP may obtain that depends on such patent or that is granted based on the Patent Applications.

1.16	The term “Patent Applications” shall mean (a) international patent application PCT/FR 97/01452, filed on 5th August 1997, a copy of which is attached hereto in Appendix 1 as Exhibit B, (b) international patent application PCT/FR01/01749, filed on 6th June 2001, a copy of which is attached hereto in Appendix 1 as Exhibit C, and (c) any other patent application that PHARMATOP may file that depends on a Patent or is based on claims contained in the patent applications specified above.

1.17	The term “Presentation” shall mean dosage and pharmaceutical form.

1.18	The term “Primary Detail Equivalent (PDE)” shall mean either [***] where
(a)	a [***] means [***] ; and

(b)	a [***] means [***] ; and

(c)	a [***] means [***].
All PDEs shall be [***] and shall be reported by BMS in accordance with [***].

1.19	The term “Product” shall mean any parenterally administered dosage form containing paracetamol (or any Derivative thereof) alone or in combination with one or more drugs (as defined, as of the execution of this Agreement, in Section 201 of the United States Federal Food, Drug and Cosmetic Act), and for which the manufacture, use or sale in a country in the Territory (x) would otherwise infringe the Licensed Patents but for the license rights granted to BMS in Article 2 hereof and/or (y) incorporates or uses to any material extent any Know-How licensed to BMS under Article 2 hereof.

1.20	The term “Royalty Term” means, with respect to a given country in the Territory, the date commencing with the date of first commercial sale of a Product in such country, and terminating upon the later of (a) the date that is ten (10) years after such first commercial sale of a Product in such country, or (b) the date that the manufacture, use or sale of a Product in such country is no longer covered by any Valid Claim of a Licensed Patent licensed to BMS hereunder in such country.

1.21	The term “Target Product Profile” means the target Product profile attached as Appendix 2 hereto.

1.22	The term “Tax” shall mean any tax, levy, impost, duty, charge, assessment or fee of any nature (including interest, penalties and additions thereto) that is imposed by any government or other taxing authority.

1.23	The term “Territory” shall mean the United States (including Puerto Rico and all U.S. possessions and territories), Canada and Mexico.

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1.24	The term “Third Party” means any person or entity other than PHARMATOP, BMS, and their respective Affiliated Companies.

1.25	The term “U.S. FDA” shall mean the United States Food and Drug Administration and any successors thereto.

1.26	The term “Valid Claim” shall mean a claim in any unexpired issued patent that has not been held invalid or unenforceable by a non-appealed or unappealable decision by a court or other appropriate body of competent jurisdiction, and which is not admitted to be invalid through disclaimer, dedication to the public, and which has not been cancelled or abandoned in accordance with or as permitted by the terms of this Agreement or by mutual written agreement.

1.27	The term “Year” means, as to a given country in the Territory, the period beginning on the date of first commercial sale of Product in such country and ending on the first March 31, June 30, September 30 or December 31 that is closest (before or after) to the date that is twelve months following such first commercial sale, and each twelve (12) month period thereafter during the Royalty Term.
Additional defined terms are as follows:

Defined Term	Section in Which Defined
Affected Country	6.2	(a)
Combination Product	7.2	(b)
Confidential Information	10.1
Grace Period	4.6	(c)
Guaranteed Payments	7.3
ICC	13.1
Improvement	8.1
Inspection	7.5	(b)
Inventors	6.1	(a)
NewPharm	6.1	(a)
Registrational Information	3.1

Defined Term	Section in Which Defined
Retained Sum	6.5	(a)
Transaction	4.6	(c)
Transaction Date	4.6	(c)
ARTICLE 2—License
2.1	PHARMATOP hereby grants to BMS an exclusive, royalty-bearing license, with right to sublicense, under the Licensed Rights, to import, use, sell and offer for sale, make and have made, Products in the Territory. Furthermore, PHARMATOP also hereby grants to BMS the right to make and have made the Products outside the Territory for use within the Territory, subject to the consent of UPSA S.A. for the countries for which an exclusive manufacturing right has been granted by PHARMATOP to UPSA S.A. Except as may be otherwise agreed in writing by PHARMATOP in its sole discretion, the license granted to BMS shall only permit it to sell Products that are packaged, finished products ready for use, and the license shall not extend to any sales in bulk or of semi-finished products except to BMS sublicensee(s).

2.2	PHARMATOP does not promise or undertake to continue its research and development work in the field of the Licensed Rights. If, however, at its sole discretion, PHARMATOP does continue such work, it agrees to keep BMS fully informed on the results of its work, and if it makes any inventions or develops any Know-How relating to the Product, such inventions and know-how will be licensed to BMS pursuant to Section 2.1.

2.3	PHARMATOP shall not itself use the Licensed Rights in any way, directly or indirectly, including through licenses, for the manufacture, use, importation, and/or sale of Injectible APAP Products in the Territory. PHARMATOP covenants and warrants that it shall not develop, manufacture, or sell, or provide any assistance to any Third Party for the purpose of developing, manufacturing or selling, any Injectible APAP Products for use in a country in the Territory during the Marketing Period for such country. Notwithstanding the foregoing, PHARMATOP shall have the right to use, manufacture, sell and license the Licensed Rights in connection with other products other than Injectible APAP

Products in the Territory or any other country where PHARMATOP has granted to BMS or one of its Affiliated Companies exclusive rights under any of its patents and know- how to sell such products in such country, and any such use shall not violate the exclusivity provisions of this Agreement in respect of the Licensed Rights granted to BMS hereunder; provided, however, that PHARMATOP shall give to BMS a right of first refusal to license the right to use, manufacture and sell such other products in the Territory under terms and conditions proposed by PHARMATOP.

2.4	PHARMATOP shall not assign or sell its rights under the Licensed Rights in the Territory to a Third Party without (a) requiring the assignee or purchaser to assume all of PHARMATOP’s obligations under this Agreement in its own name and (b) obtaining BMS’ prior consent in writing, which may not be unreasonably withheld so long as PHARMATOP agrees to be jointly and severally liable with the proposed assignee/purchaser for all obligations owed BMS under the terms of this Agreement.

2.5	BMS may assign its rights under this Agreement to a Third Party, in whole or in part, provided that (i) the assignee entity expressly assumes all of BMS’ obligations under this Agreement, unconditionally and in writing, so that it becomes directly obligated towards PHARMATOP, (ii) BMS remains jointly obligated with the assignee entity for all of its obligations under this Agreement; and (iii) PHARMATOP has given its prior written consent to such assignment, which consent shall not be unreasonably withheld or delayed. BMS may also assign or otherwise transfer this Agreement and the license granted hereby to an Affiliated Company or successor in connection with a merger, consolidation, reorganization, or sale or other transfer of its entire business, provided, in such case, that any such assignee or transferee has agreed in writing to be bound by the terms and provisions of this Agreement or is so bound by operation of law.

2.6	BMS may grant sub-licenses to Affiliated Companies and Third Parties provided that (a) BMS provides PHARMATOP with advance notice in writing of each sub-license, (b) no sub-license attempts to reduce or limit any of PHARMATOP’s rights under this Agreement, (c) BMS agrees to be liable for the actions of any sub-licensee, and (d) PHARMATOP is given the same right to supervise the activities of the sub-licensee as it has under the terms of this Agreement to supervise BMS’ activities. BMS’ right to grant sub-licenses in accordance with this Section shall include the right to delegate responsibility for marketing the Products in one or more countries in the Territory.

2.7	If the Products are manufactured by a company other than BMS, whether an Affiliated Company or not, BMS must provide PHARMATOP with the identity(ies) of the manufacturer(s), and provide proof to PHARMATOP that (a) the manufacturer(s) has been informed in writing that the products to be made are subject to the Licensed Patents held by PHARMATOP and (b) the manufacturer(s) has agreed to manufacture the products only pursuant to agreement with BMS and solely for the benefit of BMS and its sublicensees. The above restrictions do not apply to raw materials, packaging items or other incidental articles from outside suppliers, or to the performance of packing operations in accordance with customary practices in the pharmaceutical industry.

2.8	Any sub-licensee hereunder shall be required to assume all of the obligations of BMS under this Agreement with respect to the rights sublicensed. BMS will indemnify and hold PHARMATOP harmless from the failure of any sub-licensee to perform its obligations relating to Products in the same manner as BMS is obligated to indemnify and hold PHARMATOP harmless under this Agreement if BMS (rather than the sublicensee) had so failed to perform. PHARMATOP shall have the same rights to audit any sub-licensee’s activities relevant to its sublicensing agreement, and to inspect any sub-licensee’s facilities involved in the manufacture of Products, in the same manner as PHARMATOP has with respect to BMS’ activities and facilities hereunder.

2.9	In the event that BMS makes sales of Products to an Affiliated Company or sub-licensee, then, notwithstanding anything to the contrary in Section 1.14 hereof, the calculation of Net Sales for purposes of determining royalties owed to PHARMATOP under Section 7.2 hereof shall be based on the greater of (x) [***] and (y) [***].

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2.10	Nothing in this Agreement shall be construed to grant a Party any rights in any intellectual property rights, information or data owned or controlled by any other Party or its Affiliates, except as expressly set forth in this Agreement.

2.11	Within [***] after the execution of this Agreement, BMS will inform PHARMATOP whether, and in what other countries of the world where BMS does not already possess such rights, BMS is interested in obtaining rights to develop and market the Product. If BMS notifies PHARMATOP that BMS is interested, then the Parties will use all reasonable efforts to conclude an agreement within [***] thereafter in which PHARMATOP grants BMS the exclusive right in such countries in which BMS indicated an interest; provided that the Parties can agree on mutually acceptable terms and conditions during such [***]. Should any such negotiations terminate without the grant of an exclusive license to BMS in a given country, PHARMATOP shall be free thereafter to conduct negotiations with any Third Party and grant licenses to the Product to any Third Party in such country; provided, however, that BMS shall be entitled to exercise a right of first refusal with respect to any such country as follows: Before PHARMATOP may accept an offer from, or make an offer to, a Third Party on financial terms more favorable to the Third Party, when taken as a whole, than those last offered by PHARMATOP to BMS to acquire such rights in such country, PHARMATOP will inform BMS of such offer and shall allow BMS a period of [***] in which to elect whether to acquire such rights under such terms as are offered to or by PHARMATOP with the Third Party.
Article 3—PHARMATOP’s Rights to Information
3.1	Subject to Section 3.3, PHARMATOP shall be entitled, for the protection and advancement of its rights in the Licensed Rights outside the Territory, to either obtain from BMS, or have the right to reference, all information and conclusions relating to or resulting from any analytical, galenical, stability, toxicology or pharmacokinetic work and/or clinical studies and clinical trials conducted by BMS relating to the Products and

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all materials in the NDA submitted to the U.S. FDA for the Products (collectively, the “Registrational Information”) for the purpose of developing, manufacturing, registering, seeking marketing approval for and selling an Injectible APAP Product in any country outside the Territory where BMS or any of its Affiliates have not been licensed rights under any PHARMATOP patent or know-how under a separate agreement with PHARMATOP; provided, however, that BMS has the reciprocal right (subject to payment by BMS in the same manner as PHARMATOP is obligated under Section 3.3) to obtain and use any such similar registrational information obtained by PHARMATOP’s licensees with respect to the development and marketing of any such Injectible APAP Product in any such country. Subject to Section 3.3, BMS hereby expressly permits PHARMATOP to use the Registrational Information to attempt to secure a licensee for the sale and use of the Products outside the Territory in which BMS or any of its Affiliates does not have exclusive license rights under any separate agreement with PHARMATOP, provided, that the Registrational Information is treated as Confidential Information of BMS and is disclosed to a potential licensee only pursuant to an appropriate confidentiality agreement as set forth in Section 3.3 and that PHARMATOP remains responsible to BMS for any breach by such potential licensee of its confidentiality and non-use obligations.

3.2	Subject to Section 3.3, PHARMATOP or the licensee shall be entitled to use the Registrational Information as part of new drug applications out of the Territory and shall not owe any compensation to BMS for same. BMS shall have no liability or responsibility for any use made by PHARMATOP and its licensees of the Registrational Information, and, subject to sections 12.3 and 12.4, PHARMATOP shall indemnify, defend and hold BMS and its Affiliates harmless from any use made by PHARMATOP, its Affiliated Companies, or its or their licensees of the Registrational Information.

3.3	Before PHARMATOP shall have the right to access or use any of the Registrational Information as provided in this Article 3 for purposes of any regulatory filing, [***] shall reimburse [***] of the [***] to develop or obtain the Registrational Information. [***]

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shall not be required to reimburse [***] for the purpose of sharing such Registrational Information, under agreement of confidentiality, with a Third Party to the extent reasonably required for such Third Party to determine its interest in licensing the Product in any countries where BMS and its Affiliates do not have license rights; provided, that the Registrational Information to be made available to the Third Party shall not include the actual Investigational New Drug (IND) or NDA filing, any clinical trial or adverse event database, or any study results which have not been made publicly available or filed to the NDA. Such sharing may include such Third Party having reasonable access to such Registrational Information at BMS, at PHARMATOP’s expense, in order to conduct reasonably necessary due diligence. Such Third Party shall not have access to the Registrational Information until it shall have executed a confidentiality agreement, in form and substance acceptable to PHARMATOP and BMS, in which BMS either is a party to the confidentiality agreement or is entitled to enforce such confidentiality as an express third party beneficiary thereof under the terms of the confidentiality agreement and applicable law.
ARTICLE 4—DEVELOPMENT AND USE OBLIGATIONS
4.1	BMS shall use its Diligent Efforts to obtain NDA approvals (and other regulatory authorizations) required to develop and market the Products in each country in the Territory.

4.2	Neither Party warrants, represents or guarantees that the Products will obtain NDA approvals in the Territory.

4.3	During the preparation and pendency of the various NDAs, BMS shall advise PHARMATOP in writing on a confidential basis at least [***] as to actions taken, or to be taken, the likely date of presentation of NDAs, any problems encountered, and the likely date of NDA approvals. Within [***] after the Effective Date and thereafter [***] until NDA Approval is received in a given country, BMS will provide an estimate of the Product development timelines in such country and for all studies that it is then

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undertaking or that it plans to undertake within the following [***] in such country and will update such timelines on a [***] basis thereafter; provided, that it is understood that, all forecasts are estimates for review by PHARMATOP only, are not guaranteed or warranted and may not be relied upon in any way, and, except as permitted by Article 10, may not be disclosed to Third Parties. PHARMATOP shall submit to BMS in writing any comments on studies or applications conducted or submitted by BMS. BMS must reply to any such comments in reasonable detail, so that PHARMATOP can make an assessment of BMS’ performance of its obligations with respect to this Article 4; provided that BMS shall remain solely responsible for the development and regulatory strategy for the Product.

4.4	If any matter or issue (including, but not limited to, an unexpected safety issue, manufacturing problems or significant additional studies are required by U.S. FDA) arises which is likely to materially obstruct or significantly delay the issue of an NDA approval in a given country by more than [***], particularly the U.S. NDA approval, BMS must inform PHARMATOP immediately and the parties must then consult with each other to examine and determine whether any corrective measures should be undertaken to supplement or amend the NDA in such country. If the proposed corrective measures are not economically or technically viable to implement, then BMS may elect to terminate this Agreement as to such country (and if the affected country is the United States, then it may elect to do so either as to all countries or just the U.S.), in which case [***] all licenses and rights granted to BMS hereunder shall immediately terminate with respect to such country(ies), and PHARMATOP shall recover its entire freedom with respect to the Licensed Rights in such country(ies) [***] (and without BMS being liable to PHARMATOP in any manner on account of such termination) and the terms of Section 9.3(b) shall apply.

4.5	Once an NDA approval has been obtained, along with any other necessary approvals, BMS shall use Diligent Efforts to market the Products in the country in which approval has been obtained. BMS shall, at least [***], provide to PHARMATOP a written report

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on the means and operations used by it to promote the Products. Within [***] and thereafter [***] until the end of the Royalty Term for a given country, BMS will provide its sales forecast for the following [***] and will update such forecast (and provide actual sales performance results by Presentation) on a [***] basis thereafter; provided, that it is understood that all sales forecasts are estimates for review by PHARMATOP only, are not guaranteed or warranted and may not be relied upon in any way, and may not be disclosed to Third Parties. On receiving these reports, PHARMATOP may ask BMS in writing for reasonable further information and/or clarifications that directly concerns the Product and that BMS may lawfully provide so as to enable PHARMATOP to assess BMS’ performance of its obligations under this Section.

4.6
(a)	Except as provided in section 4.6(c), BMS agrees that, during the Marketing Period for a given country in the Territory, it will not sell and/or market any Injectible APAP Product other than the Product. BMS represents that it currently has no intention of developing and/or marketing other Injectible APAP Product for use in the Territory. For any country in the Territory where BMS is already marketing a propacetamol product on the Effective Date of this Agreement, BMS agrees that, subject to any legal commitments it may have to Third Parties as of the Effective Date and consistent with any requirements of applicable law, BMS will (1) upon launch of the Product in such country, cease active promotion and marketing of the propacetamol product in such country and transition customers of the propacetamol product over to the Product in a manner that does not unduly jeopardize BMS’ customer relationships and allows for BMS’ inventory of propacetamol products to be appropriately worked down; and (2) not sell or license its rights to the propacetamol product to any Third Party for sale or use in such country.

(b)	Subject to Section 7.4, nothing in this Agreement shall restrict or affect BMS’ ability to develop and market at any time during the term of this Agreement, in

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any country in the Territory, one or more parenterally-administered products containing an analgesic or an opiod (as long as such product is not another Injectible APAP Product). BMS shall inform PHARMATOP promptly of any decision to market any parenteral opiate or non-opiate product for the treatment of post-operative pain.

(c)	Nothing in any provision of this Agreement shall, expressly or impliedly, preclude or restrict BMS (or any of its Affiliated Companies) in any way from (1) acquiring the voting stock or other securities, or the assets, of any Third Party, (2) selling voting stock or other securities, or any of their assets, to any Third Party, or (3) merging, amalgamating, taking over or consolidating (or engaging in any similar transaction) with any Third Party (any of the foregoing a “Transaction”), where such Third Party is developing or marketing its own Injectible APAP Product, subject to the following: If such Third Party becomes an Affiliated Company of BMS by reason of such Transaction and is then marketing its own Injectible APAP Product in a country in the Territory, then BMS shall inform PHARMATOP in writing, within [***] after the consummation of such Transaction has been publicly announced (“Transaction Date”), whether BMS will divest or cause the divestiture of the competing Injectible APAP Product in such country(ies). If BMS informs PHARMATOP that it plans to so divest, then BMS shall use commercially reasonable efforts to divest itself of such competing Injectible APAP Product in a manner consistent with its reasonable business judgement and to complete such divestiture of the competing Injectible APAP Product as promptly as practicable following notification by BMS to PHARMATOP of the decision to divest. BMS shall have until the date that is [***] after the applicable Transaction Date to complete such divestiture (the “Grace Period”); provided, that, so long as BMS demonstrates to PHARMATOP’s reasonable satisfaction that BMS used commercially reasonable efforts to effect such divestiture within such [***] Grace Period, but was unable reasonably to effect such divestiture, then such [***] Grace Period shall be

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extended for such additional [***] periods thereafter as is necessary to enable such competing Injectible APAP Product to be in fact divested, so long as BMS continues to demonstrate to PHARMATOP’s reasonable satisfaction that BMS is using commercially reasonable efforts to effect such divestiture within such period, and provided further that in no event shall the aggregate Grace Period exceed [***]. BMS shall keep PHARMATOP reasonably informed of its efforts and progress in effecting such divestiture until it is completed. The sale, promotion or marketing of any such competing Injectible APAP Product by BMS or any of its Affiliated Companies within the Territory during such Grace Period pursuant to this Section 4.6(c) shall not be grounds for termination of this Agreement under Section 4.6(a). Nothing in this Paragraph is intended to affect BMS’ obligation to use Diligent Efforts to market the Product during the Grace Period.
If BMS notifies PHARMATOP that BMS does not plan to divest the competing Injectible APAP Product, then, BMS shall have [***] after the Transaction Date in which to sublicense or sell the rights to the Product to a Third Party, and if BMS is unable to do so within such [***], then PHARMATOP may terminate this Agreement with respect to the affected country(ies) at any time thereafter upon not less than [***] written notice to BMS and the terms of Section 9.3(b) shall apply.
4.7	All INDs and NDAs for any Product shall be owned solely by BMS, and BMS shall be responsible for all regulatory filings to be made thereto.
Article 5—Patent Application Examination
5.1	PHARMATOP shall use its best efforts to diligently prosecute the Patent Applications and to have the Patent Applications granted by the patent offices concerned, within the customary timeframes. PHARMATOP agrees to keep BMS informed on the progress of the examination of the applications; to reply diligently in consultation with BMS to comments made by the examiners (and Third Parties where appropriate); and, to take

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other reasonable and customary actions to avoid delays with the issuance of the patents or a reduction to the scope thereof.
(a)	PHARMATOP will promptly notify BMS in writing after each Notice of Allowance and patent issuance in the Territory. The parties will cooperate to ensure a timely filing in the Orange Book with respect to an issued patent.

(b)	PHARMATOP and BMS will cooperate to ensure timely filings for any available Patent Term Restoration on the Product (currently, filings must be made within 60 days after NDA Approval).

(c)	With respect to any Patent Right filed, prosecuted or maintained by PHARMATOP, each patent application, office action, response to office action, request for terminal disclaimer, voluntary amendment, interference proceeding filing or action, and request for reissue or re-examination of any patent issuing from such application shall be provided by PHARMATOP to BMS sufficiently prior to any such application, filing or request to allow reasonable time for adequate review and comment by BMS. PHARMATOP will also provide BMS copies of all correspondence and other material documents received or prepared by PHARMATOP in the prosecution, maintenance, and enforcement of the Licensed Patent Rights.

(d)	PHARMATOP shall provide to BMS, on a quarterly basis, a written patent report that includes the serial number, docket number and status of each Licensed Patent.

(e)	Within 90 days after execution of this Agreement, PHARMATOP will also ensure that a signed and duly notarized Assignment Document, assigning the entire right, title and interest in US Patent No. 6,028,222 from Francois Dietlin and Daniele Fredj to SCR Pharmatop, is filed in the United States Patent and Trademark Office.

(f)	PHARMATOP will ensure that Patent Applications filed in the Territory will include at least the same claims as filed in the PCT Applications as of the Effective Date.

5.2	PHARMATOP will, to the greatest extent practicable, prosecute the Patent Applications as currently filed (or that will be filed in the Territory pursuant to section 5.1(f)), and agrees not to alter the terms so as to materially narrow the scope thereof or abandon any material pending claims unless consented to by BMS, or as otherwise is reasonable in light of the prosecution of the Patent Applications. PHARMATOP does not guarantee to BMS that the patents will be issued in terms similar to those of the Patent Applications. PHARMATOP will not abandon any issued claims or admit that any such issued claims of the Patents are unenforceable by disclaimer or otherwise, without BMS’ prior written consent.

5.3	During the entire period of examination of the Patent Applications, BMS will comply with all its obligations towards PHARMATOP, including, but not limited to its financial obligations, and shall not be entitled to suspend them on the ground that the examiners or Third Parties have commented on or challenged the filed Patent Applications. BMS will be entitled to terminate this Agreement with respect to a particular country, or obtain a reduction in the royalty rate for sales therein, in accordance with Sections 6.2 and 6.3 below, as a result of a final patent office decision that definitively rejects a Patent Application in such country(ies).

5.4
(a)	PHARMATOP shall pay the annual fees due to the patent offices in a timely manner to maintain the Patents in force until their expiry. [***] will reimburse [***], commencing from and after the [***] of the Effective Date of this Agreement, for its payment of the annual maintenance fees in any country in the Territory where no Products have been sold as of the time of such payment, provided that [***] provides proof of such payment and requests such reimbursement. For budgeting purposes, [***] shall provide to [***], on February 1 and August 1 of each Year, a reasonably detailed estimate of the out-of-pocket expenses it expects to incur, in the next six (6) months, with respect to Licensed Patents.

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(b)	If PHARMATOP files for and obtains new Patents in a country in the Territory based on Inventions made after the Effective Date of this Agreement that is likely to have the effect of extending BMS’ period of marketing exclusivity, [***] will reimburse [***] for [***] of its costs of filing and prosecuting the corresponding patent applications in such country, including [***] reasonable out-of-pocket legal fees and expenses, on presentation of appropriate supporting documents; provided, however, that (a) [***] shall not be obligated to make any such reimbursement to [***] prior to the [***] of the Marketing Period in such country or in any year in which an Injectible APAP Product is marketed by a Third Party in such country, and (b) any such reimbursement paid by [***] for a given country will be returned to [***] if, prior to the [***] of the Marketing Period in such country, an Injectible APAP Product which does not infringe the Patents is marketed in such country.
Article 6—Additional Provisions Affecting the Patents
6.1
(a)	PHARMATOP represents and warrants that Francois Dietlin and Daniele Fredj (the “Inventors”) solely discovered or derived the inventions covered by the Patents, as well as the Know-How embodied in the formulation of the Product, through their own research and efforts and without misappropriating the trade secrets or confidential information of any Third Party, and that the Inventors have never been employed by or provided services to Fresenius. It further represents that the portion of the inventions covered by U.S. patent No. 6,028,222 was duly assigned by the Inventors to Newpharm, a company organized under the laws of France having its head office’s address at 10, square St. Florentin, 78150 Le Chesnay, France (“Newpharm”) which obtained French patent No. 2.751.875 and that Newpharm subsequently assigned the associated ongoing research and priority rights to PHARMATOP as set forth in the agreement attached as Exhibit

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D and confirmed by Newpharm in the letter attached hereto as Exhibit E. PHARMATOP also represents that it is the sole owner of the Licensed Rights, and otherwise has the sole right to exclusively license and grant rights to them, and that, to the best of its knowledge, each invention is patentable.

(b)	BMS represents that, to its knowledge as of the Effective Date, and having examined the Patent and the Patent Applications, it has not identified, and otherwise has no knowledge of, any reasons why the Patent might be invalid or why the Patent Applications could not be granted under conditions enabling the license herein to be effectively implemented.

(c)	PHARMATOP represents and warrants to BMS that: (i) there is no action, suit or proceeding pending or threatened in writing as of the Effective Date by any Third Party against PHARMATOP, its Affiliated Companies, or any of the Inventors named in the Patents which, if adversely determined, would have a material adverse effect upon the issued claims of the Patents in the Territory as of the Effective Date or upon the issuance of any claims of the Patent Applications in the Territory as of the Effective Date; (ii) the issued claims of the Patent in the Territory which cover the manufacture, use, importation or sale of Product are not dominated by any issued patents of any Third Party in the Territory; and (iii) except as disclosed in Appendix 3 (re Fresenius), it is not aware of any infringement by any Third Party as of the Effective Date of any of the Patents in the Territory.
6.2
(a)	If PHARMATOP is:
(i)	unable to obtain, without material alteration or restriction as to scope and content, issuance in the Territory of the claims being prosecuted as of the Effective Date on the PCT Patent Applications filed as of the Effective Date; or

(ii)	unable to maintain, or a material alteration of the scope or content occurs with respect to, any of the claims under any of the Patents issued as of the

Effective Date or on any patents issued on Patent Applications filed as of the Effective Date;
then BMS may at its option terminate this Agreement for any of the countries so affected (an “Affected Country”), or, if the affected country is the United States, then either as to the United States or as to all countries in the Territory. Any such termination shall require (A) not less than [***] prior written notice, if after [***] in the [***] or (B) not less than [***] prior written notice, if [***] in the [***].

(b)	If a Third Party should market in any country in the Territory a parenterally-administered liquid solution product, in a stable and readily injectible form, that (x) contains paracetamol and one or more other analgesic ingredients, (y) uses any of the technology contained within any issued claim of any Licensed Patent in such country or any Licensed Know-How, and (z) is not considered to infringe any Patent within the Licensed Rights in such country (whether by judicial determination or settlement, by joint agreement of PHARMATOP and BMS, or by both Parties failure to prosecute such Third Party for infringement under Section 6.5), then BMS may elect to terminate this Agreement pursuant to Section 9.3(a) for any such Affected Country, or, if the Affected Country is the United States, then as to all countries in the Territory.

(c)	If BMS opts to terminate this Agreement pursuant to section 6.2(a) or section 6.2(b) with respect to one or more Affected Countries, it shall be under the terms and conditions of section 9.3(b). BMS shall not be entitled to obtain from PHARMATOP the return of any sums paid to PHARMATOP before the date of said termination unless BMS can establish that the refusal to issue the patent (or the withdrawal thereof) is due to a knowingly inaccurate representation made by PHARMATOP in Section 6.1 of this Agreement. BMS shall be permitted thereafter to sell Products already manufactured by such termination date, provided that it pays PHARMATOP the contractual royalties on such sales provided for in Article 7. BMS shall not be restricted in any way thereafter from

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manufacturing and selling another Injectible APAP Product in such terminated country(ies) for which the manufacture or sale in such country (x) does not infringe the Licensed Patents and (y) does not use to any material extent any Licensed Know-How.

(d)	In the event that BMS opts to maintain the Agreement in effect in an Affected Country under section 6.2(a) or 6.2(b), then:
(i)	if such Affected Country is [***], the Guaranteed Payment provision (section 7.3) shall be [***] thereafter effective as of the [***] in which BMS elected to maintain the Agreement and each [***] thereafter; and

(ii)	the royalty rate on all Net Sales in such country for any quarter in a given Year will be reduced by [***] for each such quarter in which:
(x)	[***]

(y)	[***].
6.3
(a)	Should the Patents (or their inventorship) be the subject of an administrative or judicial challenge by a Third Party, PHARMATOP will undertake at its expense, in consultation and liaison with BMS, to take all appropriate measures to oppose the challenge by the Third Party. Subject to Sections 12.3 and 12.4, PHARMATOP shall defend, indemnify and hold harmless BMS from any liabilities, losses, costs or damages, which shall include costs or judgements whether for money or equitable relief, and reasonable legal expenses and reasonable attorney’s fees, arising out of any such claims, suits or challenges. PHARMATOP shall not enter into a settlement agreement with such Third Party without the written consent of BMS, which shall not be unreasonably withheld. PHARMATOP shall not enter into a settlement agreement with such Third Party without the written consent of BMS, which shall not be unreasonably withheld. BMS shall have the right to participate and be represented in any such suit by its own counsel at its own expense. The pendency of any administrative or judicial

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claim or action by a Third Party challenging the Patents will not permit BMS to cease or suspend its performance of its obligations under this Agreement, including its financial obligations. If the Third Party’s claim or action succeeds so as to deprive PHARMATOP of any of its rights on Licensed Patents in a country in the Territory, then BMS may terminate this Agreement as to such country in the same manner as it would have been entitled to terminate pursuant to Section 6.2(a)(ii) and 6.2(c) (with BMS providing the same written notice of termination required thereby unless the outcome of such Third Party’s claim or action would require BMS to cease marketing of the Product prior to the end of the notice period) or to continue to market the Product subject to Section 6.2(d).

(b)	In the event that PHARMATOP fails or elects not to defend any such action, suit, or challenge, then BMS may defend such action, suit or proceeding at its own expense, in its own name and the name of PHARMATOP, and entirely under BMS’ own direction and control. PHARMATOP will reasonably assist BMS (at BMS’ expense) in any action or proceeding being prosecuted or defended by BMS, if so requested by BMS or required by law. PHARMATOP shall have the right to participate and be represented in any such suit by its own counsel at its own expense. No settlement of any such action or defense which restricts the scope or affects the enforceability of a Licensed Patent may be entered into by BMS without the prior consent of PHARMATOP, which consent shall not be unreasonably withheld. If the Third Party’s claim or action succeeds so as to deprive PHARMATOP of any of its rights on Licensed Patents in a country in the Territory, then BMS may terminate this Agreement as to such country in the same manner as it would have been entitled to terminate pursuant to Section 6.2(a)(ii) and 6.2(c) (with BMS providing the same written notice of termination required thereby unless the outcome of such Third Party’s claim or action would require BMS to cease marketing of the Product prior to the end of the notice period) or to continue to market the Product subject to Section 6.2(d).
6.4	PHARMATOP represents that, to its knowledge, the manufacture and sale of the Products in Territory will not infringe any intellectual property right of any Third Parties and, subject to sections 12.3 and 12.4, PHARMATOP will hold BMS harmless against any Third Party action or claim asserting an infringement of such rights. In the event such an action or claim is brought by a Third Party, then, subject to section 6.3, BMS will be obligated to continue to perform its obligations under this Agreement, including its financial obligations.
6.5
(a)	In the event that a Third Party is manufacturing and/or marketing anywhere in the Territory an Injectible APAP Product for which the manufacture, use or sale thereof infringes a Valid Claim under the Licensed Patents, the Parties shall consult with each other in order to attempt to end such infringement, and shall take all appropriate action to do so. BMS shall have the right in the first instance, but not the obligation, to initiate legal action against an infringing party under its own direction and control. PHARMATOP will reasonably assist BMS ([***]) in any action or proceeding being prosecuted if so requested, and will lend its name to such actions or proceedings if requested by BMS or required by law. No settlement of any such action which restricts the scope, or adversely affects the enforceability, of a Licensed Patent may be entered into by BMS without the prior written consent of PHARMATOP, which consent shall not be unreasonably withheld.

(b)	If BMS elects not to bring any action for infringement described in Section 6.5(a) and so notifies PHARMATOP in writing, then PHARMATOP may bring such action at its own expense, in its own name and entirely under its own direction and control. BMS will reasonably assist PHARMATOP ([***]) in any action or proceeding being prosecuted if so requested, and will lend its name to such actions or proceedings if requested by PHARMATOP or required by law. No settlement of any such action which restricts the scope, or adversely affects the enforceability, of any Licensed Patent may be entered into by PHARMATOP

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without the prior written consent of BMS, which consent shall not be unreasonably withheld.

(c)	If either Party brings such an action or defends such a proceeding under this Section 6.5 and subsequently ceases to pursue or withdraws from such action or proceeding, it shall promptly notify the other Party and the other Party may substitute itself for the withdrawing Party under the terms of this Section 6.5.

(d)	In the event either Party exercises the rights conferred in this Section 6.5 and recovers any damages or other sums in such action, suit or proceeding or in settlement thereof, such damages or other sums recovered shall first be applied to all out-of-pocket costs and expenses incurred by the Parties in connection therewith, including attorneys fees. If such recovery is insufficient to cover all such costs and expenses of both Parties, it shall be shared in proportion to the total of such costs and expenses incurred by each Party. If after such reimbursement any funds shall remain from such damages or other sums recovered, such funds shall be retained by [***]; provided, [***].

(e)	BMS will be obliged to continue performing its obligations towards PHARMATOP during the pendency of any legal action against a Third Party; provided, however, that, during such period of time [***] shall pay [***] of the royalties contractually due on Net Sales in the country where the infringing injectible APAP Product is being marketed, with the balance (the “Retained Sums”) temporarily retained by [***]. If the outcome of the litigation is the invalidation of a Patent, the provisions of Section 6.2 will be applicable, and, if [***] elects to continue as provided in Section 6.2(c), [***] .

(f)	Any infringement of the Patents by an Affiliated Company of BMS whom BMS has not sublicensed shall be deemed to be a breach of Agreement by BMS.
6.6	PHARMATOP does not make any representations of warranties with respect to the Patents other than those expressly stated in this Article 6.

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6.7	[***].

6.8	In the event that BMS reasonably believes after consultation with PHARMATOP that it is required to obtain a license from a Third Party in order to practice the Licensed Patents and Know-how, then any license fees or other royalties payable by BMS to such Third Party with respect to same shall be [***].
Article 7—License Fees and Royalties
7.1	BMS shall make the following lump sum, non-refundable (except as provided in section 12.3 or as may be otherwise expressly provided in this Agreement) payments to PHARMATOP:
(a)	Within fifteen (15) business days following execution of this Agreement, the sum of

(b)	Within ten (10) business days [***], the sum of [***]. This amount will be paid only [***].
7.2
(a)	Subject to the Guaranteed Payments provided for in Section 7.3 and to sections 6.2, 6.5(e), 6.8, 7.2(b), 7.2(c) and 12.3 hereof, BMS shall make the following royalty payments to PHARMATOP:
(i)	[***] percent ([***]%) of the Net Sales of Products during the [***] and [***] in a given country;

(ii)	[***] percent ([***]%) of the Net Sales of Products during the [***] in a given country;

(iii)	[***] percent ([***]%) of the Net Sales of Products during the [***] in a given country; and

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(iv)	[***] percent ([***]%) of Net Sales of Products during the [***], and all subsequent [***] of the Royalty Term thereafter in a given country, unless this Agreement is sooner terminated in such country.
Upon payment of all royalties due PHARMATOP in a given country through the end of the Royalty Term for such country, BMS shall have a fully paid-up license under Section 2.1 to use the Licensed Rights in such country to develop, make, use and sell the Products.

(b)	[***] then the effective royalty rate for sales of such Combination Products shall be [***] of the royalty rate paid by BMS to such Third Party for the Combination Product, subject to a [***] of the royalty payable to PHARMATOP of [***]. BMS will provide evidence, reasonably satisfactory to PHARMATOP, of any [***].

(c)	[***].
7.3	Subject to Section 12.3 hereof, during each of the first [***] of the Marketing Period in the United States, BMS shall pay royalties to PHARMATOP equal to the greater of (i) [***] or (ii) the [***] do not conform in all respects [***]. Further, in any quarter in any Year in [***] be multiplied by a fraction the numerator of which is [***] and the denominator of which is the sum of the numerator plus [***] using a mutually agreed upon methodology for calculating [***] during such quarter. [***]. The Parties will review the procedures [***] from time to time to ensure that they are fair and equitable to both Parties.
7.4
(a)	In the event that BMS markets a Competing Product in a country in the Territory during the Royalty Term for such country, BMS agrees that:
(i)	During the [***] period following the launch of such Competing Product (commencing with the [***] of the [***] following such launch), BMS will continue to provide for the Product at least [***] of the Primary

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Detail Equivalents (PDEs) and will continue to spend on the Product at least [***] of the Advertising and Promotional Costs that it spent, as determined on an [***] for the Product during the [***] period preceding such Competing Product launch; and

(ii)	During the [***] period following the launch of such Competing Product, BMS will continue to provide for the Product at least [***] of the Primary Detail Equivalents (PDEs) and will continue to spend on the Product at least [***] of the Advertising and Promotional Costs that it spent, as determined on an [***] for the Product during the [***] period preceding such Competing Product launch and the [***] period following such Competing Product launch; and

(iii)	During the [***] period following the launch of such Competing Product, BMS will continue to provide for the Product at least [***] of the Primary Detail Equivalents (PDEs) and will continue to spend on the Product at least [***] of the Advertising and Promotional Costs that it spent, as determined on an [***] for the Product during the [***] period following such Competing Product launch.
Notwithstanding the foregoing, in the event that such Competing Product is launched during the period that Guaranteed Payments under Section 7.3 are payable, then subsections 7.4(a)(i)-(iii) shall not apply except with respect to those full [***] periods following such Competing Product launch that occur after the expiration of the payment of such Guaranteed Payments during such [***].

Further, this Section 7.4(a) shall only apply to the [***] Competing Product that BMS may launch within each country in the Territory

(b)	BMS will provide PHARMATOP, within [***] after the end of each [***] period following such Competing Product launch with sufficient information regarding BMS’ PDE detailing and Advertising and Promotional spending to enable PHARMATOP to make a reasonable, competent assessment as to whether BMS has fulfilled its obligations under Section 7.4(a) above.

(c)	In the event that BMS fails to fulfill any of (i), (ii) or (iii) under section 7.4(a) above, then PHARMATOP may, upon ninety days written notice to BMS, terminate this Agreement at any time within thirty days after PHARMATOP

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receives the information from BMS required for PHARMATOP to determine that BMS has failed to fulfill such obligations, in which event [***], all licenses and rights granted to BMS hereunder shall immediately terminate, and PHARMATOP shall recover its entire freedom with respect to the Licensed Rights in such country [***] and the terms of Section 9.3(b) shall apply. If PHARMATOP elects to terminate BMS’ rights, such termination shall be PHARMATOP’s sole remedy and BMS shall not be liable for any additional damages to PHARMATOP with respect to such failure.
7.5
(a)	The contractual royalties will be calculated and will be payable quarterly for sales made in each Calendar Quarter in the Royalty Term. A detailed statement, country by country and by Presentation, will be prepared and sent by BMS to PHARMATOP within [***] of the end of each Calendar Quarter ([***] after the last quarter in an Agreement Year to allow for additional time to determine any adjustments required to be made on an annual basis), accompanied by payment of the royalties due PHARMATOP. If the annual reconciliation shows an amount due by either Party to the other, the amount due shall be paid as follows: BMS shall pay any amount due by it at the same time as it provides the reconciliation to PHARMATOP. PHARMATOP shall repay any amount due by it to BMS within [***] after the receipt by it of such reconciliation report.

(b)	PHARMATOP may, on reasonable (but not less than [***]) written notice to BMS, have a calculation statement audited at its own expense by an accounting firm selected by PHARMATOP that is reasonably acceptable to BMS and that is bound by a written agreement of confidentiality to BMS. The, auditor’s assignment will be limited to reviewing the accuracy of a calculation statement sent by BMS (the “Inspection”), and to disclosing only if there are any errors in payment and, if an error exists, the amount of such error(s) and the calculation thereof, and no additional or any other information. If an audit discloses that the

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amount of royalties owed to PHARMATOP was understated by more than [***], then [***] must reimburse [***] for the cost of the audit, in addition to paying the additional royalties together with interest on the additional amounts, calculated from the date on which the additional amount should have been paid, as provided in section 7.7. Such audit rights may be exercised [***], and any such audit shall apply [***].
7.6	BMS shall make all payments to PHARMATOP in United States Dollars by electronic funds deposit, to a French bank and account number designated in writing by the Gerant of PHARMATOP. Each Party shall bear its own expenses with respect to any such electronic funds transfer. When products are sold for monies other than United States dollars, the monies due will first be determined in the foreign currency of the country in which such products were sold and then converted into equivalent United States currency, on a monthly basis, using the applicable U.S. Federal Reserve rate in effect on the last business day of each calendar month. Each quarterly Royalty Payment shall cover three (3) such monthly conversions. PHARMATOP agrees that it will be solely responsible for all payments owed to Newpharm or the Inventors.

7.7	Any amounts not paid on its due date by BMS to PHARMATOP will bear simple interest on the outstanding balance at the [***] the applicable period, calculated from the contractual due date until the date of payment, without the need for a formal notice to pay or any other notice.

7.8	Neither the payment of interest by BMS nor the acceptance of the same by PHARMATOP shall effect a waiver of any of PHARMATOP’s rights or remedies under this Agreement.

7.9	BMS shall pay any and all excise, sales, use, value added, and other similar Taxes solely arising as a result of Product sales under this Agreement. Where required to withhold any tax in connection with any payment hereunder to PHARMATOP due to applicable law, treaty, rule or order of a governmental body, BMS shall deposit such taxes with the

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appropriate tax or revenue authorities as a deduction from such royalty or other payment, and shall notify PHARMATOP and, upon request of PHARMATOP, BMS shall furnish satisfactory evidence of such withholding and payment. [***] shall not be required to gross up or reimburse [***] for any such withholdings. BMS shall reasonably cooperate with PHARMATOP in obtaining exemption from withholding taxes where available under applicable law. PHARMATOP shall be solely responsible for all taxes levied on PHARMATOP’s revenues, profits or income arising out of this Agreement.

7.10	BMS agrees that it will not engage in any fraudulent transactions relating to sales of the Products that are specifically designed to reduce or avoid royalty payments to PHARMATOP.
Article 8—Improvements made by BMS
BMS shall promptly inform PHARMATOP of any adaptation, improvement, enhancement or upgrade (collectively, an “Improvement”) BMS makes with respect to the formulation and/or manufacture of the Products, whether such Improvement can be protected by patent or not. BMS will remain the owner of any such Improvement that it makes to the Products; provided, however, that BMS must grant to PHARMATOP, upon request, a non-exclusive, [***] license to practice and use the Improvement, including the right to grant sublicenses, outside of the Territory solely in connection with the manufacture, use or sale of the Products; provided, that any sub-licensee of such rights shall have granted reciprocal rights to PHARMATOP which can be sublicensed to BMS.
Article 9—Term / Termination
9.1	Unless terminated earlier pursuant to the terms of this Agreement, the term of this Agreement shall run on a country-by-country basis until the end of the Marketing Period. Upon the expiration of this Agreement in a country, BMS will have no further financial obligations towards PHARMATOP for sales made in such country after such expiration.

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9.2	Should either Party fail to perform any of material obligations of this Agreement, and fail to cure such breach or default within ninety (90) days alter receiving a written notice from the non-breaching Party specifying the breach and demanding that it be cured, then the non-breaching Party shall have the right to terminate this Agreement; provided, that if the material breach is restricted to a given country, termination shall be as to such country only.
9.3
(a)	BMS may, in its sole discretion, terminate this Agreement at any time during the Marketing Period with respect to a given country at any time, provided that (i) it gives written notice at least [***] in advance, and (ii) BMS has paid all amounts due under this Agreement as of the date of such notice. If BMS terminates this Agreement pursuant this section 9.3(a), then BMS agrees not to market any other Injectible APAP Product in such country for a period of [***] following termination; provided, that this section 9.3(a) shall not apply to any Injectible APAP product marketed by BMS (x) that is thereafter acquired by BMS or any of its Affiliates as a result of a Transaction (as such term is defined in section 4.6(c)) that occurs following the giving of such notice of termination and which was a marketed product of the Third Party at the Transaction Date or (y) that is marketed by BMS in accordance with the last sentence of section 6.2(c) as a result of a termination by BMS pursuant to section 6.2(c) or 6.3(a).

(b)	Upon the effective date of a termination by BMS pursuant to this Section 9.3, BMS will transfer to PHARMATOP, at PHARMATOP’s expense, the NDA approvals, so that PHARMATOP may take over, in the affected country(ies) in the Territory, the marketing of the Products (directly or through any Third Parties of its choice). The Parties shall in good faith consult on the procedures for this transfer of the marketing information and contracts (covering stocks, current orders, official records, etc), endeavoring to ensure that the marketing is disturbed, as little as possible, by the transfer and that each Party continues to

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comply with its obligations under applicable law. BMS shall also license or assign to PHARMATOP without charge any trademark/tradename used by BMS that is specific to the Products; however, no rights will be assigned or licensed to PHARMATOP under any names, marks, or logos used by BMS and its Affiliates on the Product that are also used on their other products (e.g., the Bristol-Myers Squibb name). At its option, PHARMATOP may commence marketing the Products (directly or indirectly) at any time after its receipt of the termination notice. The Parties agree to negotiate in good faith a smooth transition of marketing for the Product as well as an orderly disposition of BMS’ Product inventory during the [***] notice period referred to in section 9.3(a).
9.4	PHARMATOP shall have the right to terminate this Agreement on ninety (90) days’ written notice if BMS either opposes any of the Patent Applications or challenges or contests the validity or enforceability of any of the Licensed Patents.

9.5	In the event that this Agreement is terminated or rejected by a Party or its receiver or trustee under applicable bankruptcy laws due to such Party’s bankruptcy, then all rights and licenses granted under or pursuant to this Agreement by such Party to the other Party are, and shall otherwise be deemed to be, for purposes of Section 365(n) of Title 11 of the United States Bankruptcy Code and any similar law or regulation in any other country, licenses of rights to “intellectual property” as defined under Section 101(35A) of Title 11 of the Bankruptcy Code. The Parties agree that all intellectual property rights licensed hereunder, including without limitation any patents or patent applications in any country of a Party covered by the license grants under this Agreement, are part of the “intellectual property” as defined under Section 101(35A) of the Bankruptcy Code subject to the protections afforded the non-terminating Party under Section 365(n) of the U.S. Bankruptcy Code, and any similar law or regulation in any other country.

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Article 10—Confidentiality and Publicity
10.1	All information of a proprietary or confidential nature disclosed by one Party to the other or developed by the other Party under this Agreement (“Confidential Information”) shall be maintained in confidence, not disclosed to any Third Party, and used only for the purposes of this Agreement. Each Party may disclose the other Party’s Confidential Information to Affiliated Companies, agents, legal and financial representatives, or consultants under obligations of confidentiality, non-disclosure and non-use at least equivalent to the obligations set forth in this Article. The obligations of confidentiality, non-disclosure and non-use set forth in this Agreement shall expire five (5) years after the date of termination or expiration of this Agreement.

10.2	The obligations of confidentiality, non-disclosure and non-use set forth shall not apply to information: (a) that was previously known to the receiving Party or any of its Affiliated Companies free of restriction as evidenced by the records of such Party; (b) that is or becomes generally available to the public through no fault of the receiving Party; (c) that is acquired in good faith by the receiving Party or any of its Affiliated Companies from a Third Party not under an obligation of secrecy to the disclosing Party with respect to such information; or (d) that is independently developed by employees or agents of the receiving Party or any of the Affiliated Companies without reliance on Confidential Information disclosed under this Agreement.

10.3	Notwithstanding the obligations of confidentiality, non-disclosure, and non-use set forth herein, a Party may:
(a)	disclose Confidential Information to a regulatory agency that is necessary to obtain regulatory approval in a particular jurisdiction or as otherwise required by law or judicial process;

(b)	disclose Confidential Information to a government official or agency if the disclosure is necessary to protect the health and safety of a Party’s workers or the public or as required by law or for defending, enforcing, or prosecuting patent applications and patents; and

(c)	disclose Confidential Information reasonably required in connection with the development, manufacture, use, sale, external testing, or marketing of Products in the Territory in accordance with the terms of this Agreement.
10.4	Except as set forth in this section, neither Party shall disclose the nature or existence of this Agreement to any Third Party, or the relationship between the parties hereunder, without the prior written consent of the other Party, except that each Party shall be permitted, without the prior permission of the other Party, to disclose the existence of this Agreement and the nature of the licenses granted hereunder as required by law or judicial process and to its accountants and attorneys. PHARMATOP shall be permitted, without the prior permission of BMS, to disclose the existence of this Agreement and the nature of the licenses granted hereunder on a confidential basis to a) potential licensees pursuant the provisions of section 3.1, but not other terms and conditions; and b) as to the terms of this Agreement, its existing or potential investors and commercial bankers. BMS shall be permitted, without the prior permission of PHARMATOP, to disclose the existence and terms of this Agreement on a confidential basis to potential sublicensees, copromotion partners, merger and acquisition candidates and collaborators.

10.5	The provisions of this Article shall govern the exchange of Confidential Information between the parties on or after the execution of this Agreement. The rights and obligations of this Article shall survive termination of this Agreement.
Article 11—Warranties, Representations and Acknowledgements
11.1	PHARMATOP warrants and represents that it is a partnership duly organized and validly existing under the laws of France, and has all power and authority to carry on its business as now being conducted and to own its properties and is duly licensed or qualified in each jurisdiction in which its failure to qualify would have a material adverse effect on its business, financial condition or operations. PHARMATOP represents that, as of the Effective Date, the assets of PHARMATOP, excluding the Patents and Patent

Applications, are valued at less than [***] and that its revenues for calendar year 2002 will be less than [***].
11.2	PHARMATOP warrants and represents that it has full legal power and authority to enter into this Agreement and to consummate the transactions contemplated hereby; that the execution, delivery and performance of this Agreement by it has been duly authorized by all requisite legal action; and that this Agreement has been duly executed and delivered by it and constitutes a valid and binding obligation enforceable in accordance with its terms, subject, as to enforcement, to applicable bankruptcy, reorganization, insolvency, moratorium, and other laws affecting creditors’ rights generally from time to time in effect.

11.3	PHARMATOP represents and warrants that neither PHARMATOP nor any of its respective Affiliated Companies is a party to, subject to or bound by any agreement or any judgment, award, order, writ, injunction or decree of any court, governmental body or arbitrator that would conflict with or be breached by the execution, delivery or performance of this Agreement by it or that could prevent the carrying out of this Agreement.

11.4	PHARMATOP represents and warrants that to the best of its knowledge there is no (i) action, suit, dispute, or governmental, administrative, arbitration, or regulatory proceeding pending or threatened in writing or (ii) any investigation pending or threatened in writing against or relating to PHARMATOP, its Affiliated Companies, or their officers, general partners, and stockholders that, in either case could prevent the carrying out of this Agreement.

11.5	PHARMATOP warrants and represents that it exclusively owns or controls by agreement or license all right, title and interest in and to the Licensed Rights as defined herein and that it has the full right and authority to enter into this Agreement and to carry out the transactions contemplated herein.

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11.6	PHARMATOP warrants and represents that it has no outstanding encumbrances or agreements, either written or oral, relating to the use of the Licensed Rights in the Territory, and that it has not granted nor will grant during the term of this Agreement or any renewal hereof, any similar rights, license, consent, or privilege in the Territory to any Third Party with respect to the rights granted herein.

11.7	BMS represents and warrants that BMS is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

11.8	BMS represents and warrants that it has full corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby; that the execution, delivery and performance of this Agreement have been duly authorized by all requisite corporate action; and that this Agreement has been duly executed and delivered by BMS and constitutes a valid and binding obligation of BMS, enforceable in accordance with its terms, subject, as to enforcement, to applicable bankruptcy, reorganization, insolvency, moratorium, and other laws affecting creditors’ rights generally from time to time in effect.

11.9	BMS represents and warrants that neither it nor any of its Affiliated Companies, is a party to, subject to or bound by any agreement or any judgment, award, order, writ, injunction or decree of any court, governmental body or arbitrator, which would conflict with or be breached by the execution, delivery or performance of this Agreement by BMS or which could prevent the carrying out of this Agreement.

11.10	BMS represents and warrants that to the best of its knowledge there is no (i) action, suit, dispute, or governmental, administrative, arbitration, or regulatory proceeding pending or threatened in writing or (ii) any investigation pending or threatened in writing against or relating to BMS, its Affiliated Companies, or their officers and stockholders that, in either case could prevent the carrying out of this Agreement.

11.11	BMS represents and warrants that all consents of Third Parties, including, without limitation, governmental authorities and non-governmental self-regulatory agencies which regulate the business of BMS, necessary to the execution and delivery of this

Agreement by BMS or to its performance as of the Effective Date of the transactions contemplated hereby have been obtained and all filings with and notifications to such governmental authorities (including non-governmental self-regulatory agencies), regulatory agencies or other entities have been effected.

11.12	BMS covenants that it will use its commercially reasonable efforts such that all Products manufactured, labeled, advertised, and sold by or on behalf of BMS under this Agreement shall comply in all material respects with all applicable requirements of the U.S. Food, Drug and Cosmetic Act and all other laws and regulations applicable thereto.

11.13	Except as disclosed in Appendix 3 (re Fresenius), PHARMATOP represents that, as of the date of full execution of this Agreement, there are, to the best of its knowledge, no Third Party patents that would materially affect BMS’ ability to sell Products or PHARMATOP’s ability to obtain patent protection for Licensed Rights.

11.14	The representations and warranties of the parties set forth in this Article and in Section 6.1 shall survive the termination, cancellation or expiration of this Agreement without limitation.
Article 12—Indemnification; Limitation on Liability
12.1	Subject to Sections 12.3 and 12.4, each Party hereby agrees to indemnify, defend and hold the other Party, its Affiliates, its licensees, and its and their officers, directors, employees, consultants, contractors, sublicensees and agents (collectively, the “Indemnitees”) harmless from and against any and all damages or other amounts payable to a Third Party claimant (by enforceable judgement, settlement or otherwise), as well as any reasonable attorneys’ fees and costs of litigation incurred by such Indemnitee as to any such Claim (as defined in this Section 12.1) until the indemnifying Party has acknowledged that it will provide indemnification hereunder with respect to such Claim as provided below, (collectively, “Damages”) resulting from claims, suits, proceedings or causes of action (“Claims”) brought by such Third Party against such Indemnitee based on: (a) a breach of a representation or warranty by the indemnifying Party contained in this Agreement; (b) breach of this Agreement or applicable law by such indemnifying

Party; (c) negligence or willful misconduct of a Party, its Affiliates or (sub)licensees, or their respective employees, contractors or agents in the performance of this Agreement; and/or (d) breach of a contractual or fiduciary obligation owed by it to a Third Party (including without limitation misappropriation of trade secrets).

12.2	Subject to Section 12.4, BMS hereby agrees to indemnify, defend and hold harmless PHARMATOP and its directors, agents and employees from and against any and all damages and other amounts payable to a Third Party claimant (by enforceable judgement, settlement or otherwise), as well as any reasonable attorneys’ fees and costs of litigation incurred by such PHARMATOP indemnitee as to any Claim (as defined below) until BMS has acknowledged that it will provide indemnification hereunder with respect to such Claim, as a result of any suits, claims, actions, and demands (“Claims”) made by such Third Party against such PHARMATOP Indemnitee that are based, directly or indirectly, on the manufacture, use, or sale of any Products by BMS or its Affiliates, agents or sublicensees, except to the extent such Claims result from (a) a breach of a representation or warranty by PHARMATOP contained in this Agreement; (b) breach of this Agreement or applicable law by PHARMATOP; (c) negligence, fraud, or willful misconduct by PHARMATOP or its employees, contractors or agents; and/or (d) breach of a contractual or fiduciary obligation owed by PHARMATOP or an of its employees or shareholders to a Third Party (including without limitation misappropriation of trade secrets), or as provided in section 6.3(a).

12.3	In the event that PHARMATOP is obligated to indemnify BMS as to a given amount for a given Claim under this Agreement or is obligated to BMS for any damages of any character for any breach of this Agreement (such damages and Claims, together, a “PHARMATOP Payment Obligation”), BMS shall only be entitled to recover from PHARMATOP with respect to such PHARMATOP Payment Obligation as follows:
(a)	If such PHARMATOP Payment Obligation relates to a breach by PHARMATOP of any of its representations or warranties under this Agreement, BMS may recover directly from PHARMATOP (or, if PHARMATOP fails to meet its obligations, from its general partners) damages with respect to such

PHARMATOP Payment Obligation up to an amount that does not exceed [***] of all amounts then paid to PHARMATOP by BMS pursuant to sections [***] and [***], less all amounts previously paid directly by PHARMATOP to BMS (i.e., other than by royalty offset) with respect to any other PHARMATOP Payment Obligations pursuant to this subsection (a) and pursuant to section 12.3(b). To the extent that such amount is not sufficient to cover the entire amount due BMS, BMS may recover any remaining amount due it only by offsetting and withholding the amount due against any future royalties due BMS under section 7.2 or 7.3 until such amount is paid.

(b)	If such PHARMATOP Payment Obligation relates to a breach by PHARMATOP of any provisions of this Agreement other than its representations and warranties under this Agreement, BMS may recover directly from PHARMATOP (or, if PHARMATOP fails to meet its obligations, from its general partners) damages with respect to such PHARMATOP Payment Obligation up to an amount that does not exceed [***] of all amounts then paid to PHARMATOP by BMS pursuant to section [***] and [***], less all amounts previously paid directly by PHARMATOP to BMS (i.e., other than by royalty offset) with respect to any other PHARMATOP Payment Obligations pursuant to this subsection (b) and, to the extent relating to amounts previously paid by BMS pursuant to sections [***] and [***], with respect to any other PHARMATOP Payment Obligations previously paid directly by PHARMATOP to BMS pursuant to section [***]. To the extent that such amount is not sufficient to cover the entire amount due BMS, BMS may recover any remaining amount due it only by offsetting and withholding the amount due against any future royalties due BMS under section [***] or [***] until such amount is paid.
For the avoidance of doubt, it is expressly agreed between the Parties that these limitations are intended to be cumulative to cover all PHARMATOP Payment Obligations. In other words, if monies are paid or deducted under 12.3(a) (from amounts

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other than payments under section 7.1), such payments or deductions reduce monies available for payment or deduction under 12.3(b), and vice-a-versa.

12.4	As used in this section 12.4, “Indemnitee” shall mean a party entitled to indemnification under the terms of Section 12.1 or 12.2. It shall be a condition precedent to an Indemnitee’s right to seek indemnification under such Section 12.1 or 12.2:
(a)	shall inform the indemnifying Party under such applicable Section of a Claim as soon as reasonably practicable after it receives notice of the Claim;

(b)	shall, if the indemnifying Party acknowledges that such Claim falls within the scope of its indemnification obligations hereunder, permit the indemnifying Party to assume direction and control of the defense, litigation, settlement, appeal or other disposition of the Claim (including the right to settle the claim solely for monetary consideration); provided, that the indemnifying Party shall seek the prior written consent (not to be unreasonably withheld or delayed) of any such Indemnitee as to any settlement which would materially diminish or materially adversely affect the scope, exclusivity or duration of any Patents licensed under this Agreement, would require any payment by such Indemnitee, would require an admission of legal wrongdoing in any way on the part of an Indemnitee, or would amend this Agreement; and

(c)	shall fully cooperate (including providing access to and copies of pertinent records and making available for testimony relevant individuals subject to its control) as reasonably requested by, and at the expense of, the indemnifying Party in the defense of the Claim.
Provided that an Indemnitee has complied with the foregoing, the indemnifying Party shall provide attorneys reasonably acceptable to the Indemnitee to defend against any such Claim. Subject to the foregoing, an Indemnitee may participate in any proceedings involving such Claim using attorneys of its/his/her choice and at its/his/her expense. In no event may an Indemnitee settle or compromise any Claim for which it/he/she intends to seek indemnification from the indemnifying Party hereunder without the prior written consent of the indemnifying Party, or the indemnification provided under such Section 12.1 or 12.2 as to such Claim shall be null and void.
12.5	PHARMATOP represents and warrants that it is a general partnership under French law, that its general partners are Daniele Fredj and Francois Dietlin, and that under French law, each of the general partners are responsible for the liabilities of PHARMATOP.

12.6	The liability, limitation of liability, and indemnification provisions set forth in this Section 12 shall survive the termination, cancellation or expiration of this Agreement [***]
Article 13—Arbitration
13.1	Any controversy or claim arising out of or relating to this Agreement or the validity, inducement, or breach thereof, shall be settled by arbitration before a arbitration tribunal of three (3) arbitrators appointed and ruling in accordance with the Arbitration Rules of the International Chamber of Commerce Arbitration Association (“ICC”) then pertaining, except where those rules conflict with this provision, in which case this provision controls. Any court with jurisdiction shall enforce this clause and enter judgment on any award. The arbitrators shall be attorneys who have at least fifteen (15) years of experience with a law firm or corporate law department of over twenty five (25) lawyers or who were a judge of a court of general jurisdiction. They shall not be a citizen of the United States, Mexico, Canada, or France and shall not have its usual professional office in one of these countries. They shall be selected within ten (10) days of commencement of the arbitration by common consent of Parties or if Parties fall to agree in the stated time, through selection procedures administered by the ICC. The arbitration shall be held in the city of Paris, France. Within forty-five (45) days of initiation of arbitration, the parties shall reach agreement upon and thereafter follow procedures assuring that the arbitration will be concluded and the award rendered within no more than six months from selection of the arbitrator. Failing such agreement, the ICC will design and the parties will follow procedures that meet such a time schedule.

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13.2	[***]. All proceedings shall be conducted, and all documents submitted, in the English language. [***].

13.3	Each Party has the right prior to the commencement of an arbitration and, if the arbitrators cannot hear the matter within an acceptable period or can not award effective relief, during the arbitration, to seek and obtain from an appropriate court provisional remedies such as attachment, preliminary injunction, or replevin, to avoid irreparable harm, maintain the status quo or preserve the subject matter of the arbitration.
Article 14—General provisions
14.1	Any delays in or failures of performance by a Party under this Agreement shall not be considered a breach of this Agreement if and to the extent caused by occurrences beyond the reasonable control of the Party affected, including but not limited to acts of God; acts, regulations or laws of any government; strikes or other concerted acts of workers; fires; floods; explosions; riots; wars; rebellions; and sabotage.

14.2	BMS shall obtain any and all governmental approvals required to authorize, implement or enforce this Agreement or any of the terms and conditions hereof.

14.3	No change in, addition to or waiver of any of the provisions of this Agreement shall be valid or binding unless in writing and duly executed by the Party against whom enforcement of the change, addition or waiver is sought. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the Party granting such waiver in any other respect or at any other time.

14.4	Neither the waiver by any of the parties hereto of a breach of or a default under any of the provisions of this Agreement, nor the failure by any of the parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder.

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14.5	Headings herein are for the parties’ convenience only, and shall not be used to interpret this Agreement.

14.6	Except to the extent otherwise provided herein, each Party, shall bear its own expenses and costs in connection with the transactions contemplated hereby, including the preparation, execution and delivery of this Agreement and compliance herewith.

14.7	All matters affecting the interpretation, validity, performance and enforcement of this Agreement shall be governed by the laws of the state of New York (USA), without regard or giving effect to its choice or conflict of law principles other than Section 5-1401 of the New York General Obligations Law.

14.8	If any provision of this Agreement is invalid or unenforceable in any jurisdiction, the remaining provisions hereof shall remain in effect and such invalidity or unenforceability shall not affect the validity or enforceability of such provision in any other jurisdiction. The parties shall replace such ineffective provision for such jurisdiction with a valid and enforceable provision which most closely approaches the purpose of this Agreement, and in particular, the provision to be replaced.

14.9	PHARMATOP and BMS are independent contractors and shall not be deemed to be partners, joint venturers or each other’s agents, and neither shall have the right to act on behalf of the other except as expressly provided hereunder or otherwise expressly agreed to in writing.

14.10	The parties have incorporated in this Agreement all representations, warranties, covenants, commitments and understandings on which they have relied in entering into this Agreement and, except as provided for herein, neither Party has made any covenant or other commitment to the other concerning its future action. Accordingly, this Agreement, together with the appendixes and exhibits attached hereto, (i) constitute the entire agreement and understanding between the parties with respect to the matters contained herein, and there are no promises, representations, conditions, provisions or terms related thereto other than those set forth in this Agreement, and (ii) supersede all previous understandings, agreements and representations between the parties, written or oral relating to the subject matter hereof.

14.11	All communications, reports, payments and notices required by this Agreement shall be made in writing and addressed to the parties at their respective addresses set forth below or to such other address as requested by a Party by notice in writing to the other parties:
If to PHARMATOP:
SCR Pharmatop
10, square St. Florentin
78150 Le Chesnay
FRANCE
Attention: Gerant
Phone: 33-1-39-545577
If to BMS:
Bristol-Myers Squibb Company
Route 206 and Province Line Road
Princeton, New Jersey 08540-4000
Attn: President for Consumer Medicines
with a copy to the Vice President and Senior Counsel, BMS Consumer Medicines, at the same address.

All such notices, reports, payments and communications shall be deemed given or made and effective (i) when delivered personally; or (ii) when received, if sent by recognized overnight courier or by registered or certified mail, return receipt requested and postage prepaid.

14.12	In order to insure that this license can be used validly against Third Parties, extracts of this Agreement will be registered on the patent offices’ registers by BMS as deemed necessary by BMS, at its expense.
[The next page is the signature page]

     IN WITNESS WHEREOF, and intending to be legally bound, the parties hereto have caused this Agreement to be executed in triplicates by their duly authorized representatives as of the 23rd day of December 2002.

SCR PHARMATOP	BRISTOL-MYERS SQUIBB COMPANY

By: /s/ Daniele Fredj	By: /s/ [Unintelligible]
Name: Daniele Fredj	Name:
Title: Gerant	Title:

By: /s/ Francois Dietlin
Name: Francois Dietlin
Title: Gerant